EXHIBIT 4(a)

10W. Jeffrey Fulton [#089527]
Law Offices of W. Jeffery Fulton
1545 Hotel Circle South, Suite 140
San Diego, California 9108
(619) 688-0018

Attorney for Plaintiff Lyon Financial Services, Inc.
A Minnesota corporation

SUPERIOR COURT OF CALIFORNIA

COUNTY OF SAN DIEGO, CENTER DISTRICT

LYON FINANCIAL SERVICES, INC., a                                            )             Case Number: GIC 795728
Minnesota corporation formerly known as                                           )
STELLER FINANCIAL COMPANY now                                           )
dba U.S. BANCORP PORTFOLIO                                                      )             STIPULATION FOR ENTRY OF
SERVICES,                                                                                            )             JUDGMENT AND DISMISSAL,
                                                                                                                 )             ORDER THEREON
                                            Plaintiff,                                                       )
                                                                                                                 )
vs.                                                                                                            )
                                                                                                                 )
THUNDERBIRD GREELY INC., a                                                     )
Colorado corporation; INTERNATIONAL                                          )
THUNDERBIRD CORPORATION, a                                                 )
Canadian corporation; and DOES 1 through                                         )
25, inclusive,                                                                                            )
                                                                                                                  )
                                            Defendants.                                                  )
                                                                                                                   )

            It is hereby stipulated by and between Plaintiff Lyon Financial Services, Inc. a Minnesota corporation, by and through its Collection Manager Lori Scheeval and Defendants Thunderbird Greely, Inc., a Colorado corporation, by and through its Chief Operating Officer Albert Atallah and International Thunderbird Corporation, a Canadian corporation, also by and through its Chief Operating Officer Albert Atallah, that Plaintiff have and recover against said Defendants, jointly and severally, the sum of $730,000.00, interest at 13% per annum from and after October 1, 2002, attorney fees pursuant to the court's default schedule on the outstanding principal balance, and Court costs of $249.00.

            The parties herein acknowledge that Plaintiff will file this Stipulation by judgment will not be entered forthwith. A Dismissal without prejudice will be filed, reserving the court's power to set aside the dismissal and order entry of judgment upon a showing of default in payments by the defendant. The court also reserves jurisdiction to enter a dismissal with prejudice following the entry of dismissal without prejudice upon request.

            Pursuant to this Stipulation, Plaintiff will not take any action to enter or enforce the judgment Stipulated to herein provided Defendants shall pay $730,000.00 as follows: $10,000.00 upon execution of this Stipulation [not later than October 4, 2002] and $10,000.00 per month commencing November 1, 202 and continuing on the 1st day of each month thereafter for an additional 71 months.

            All payments as set forth above must be by check made payable to U.S. Bancorp Portfolio Services and must be received at 1310 Madrid St., Marshall, Minnesota 56258 on the dates set forth above. If any date falls on a legal holiday or on Saturday or Sunday, the following business day will be the date payment is due.

            If payment is not made as set forth above on or before its due date, Plaintiff may send written notice of default by facsimile to Defendants' attorney's office. Said notice is deemed made at the time the facsimile is sent. Twenty days after notice of default Plaintiff may seek entry of judgment as stipulated to herein without further notice to Defendants or their attorney. Any payments received pursuant to the stipulation will be credited first to accrued interest and second to principal on the date received. If any payment is not received at the above address within five calendar days of its due date, the late payment shall be subject to daily interest of $3.61 from its due date until the date actually received at the above address.

            Upon completion of the payments set forth above, Plaintiff will apply to the court to have dismissal with prejudice entered and provide Defendants' attorney with a conformed copy thereof.

            This stipulation represents settlement of the above entitled matter. Only the terms and conditions herein survive execution by the parties and dismissal without prejudice save and except for the terms and conditions of the parties' Security Agreement and Assignment of Lease, each dated May 14, 1997. It is intended that this exception preserve any and all rights of Plaintiff to certain gaming machines and certain equipment lease between Defendant International Thunderbird Corporation and Twenty-nine Palms Band of Mission Indians dba Spotlight 29 Enterprises dated November 3, 1995 as collateral for enforcement of the payments terms set forth herein.

            It is further stipulated that Defendants shall not contest any entry of judgment pursuant to this stipulation, except for fraud or error in calculation of the amount of costs, fees, and amounts due. Defendant waives any rights they may have to contest or delay entry of judgment, including but not limited to any of the following:

            a.)     trial and/or appeal;

            b.)     motion of reconsideration and/or stay of judgment and/or stay of execution;

            c.)     dismissal for delay in prosecution pursuant to California Code of civil Procedure Section 583 et seq; and

            d.)     the time for any trial or pretrial proceedings to be had as extended to the full extent permitted by law and to facilitate the settlement.

            It is further stipulated that all parties at all times material hereto have had the opportunity to consult with legal counsel of their own choosing concerning their rights with respect to the form and content of this stipulation and the advisability of executing the same.

            It is further stipulated that no changes or additions to, or modifications of this stipulation shall be valid unless set forth in writing and executed by all parties hereto.

            It is further stipulated that all parties agree that any commissioner of the Court wherein the action is filed may hear any proceeding arising out of the stipulation, including entry of judgment pursuant to the stipulation.

            It is further stipulated that this stipulation may be signed in counterpart which counterparts shall constitute one agreement between the parties.

            It is further stipulated that this stipulation shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, and personal representatives.

            It is further stipulated that in the event that any of the provisions of this stipulation (or portions thereof) is held by a Court of competent jurisdiction to be invalid for any reason, the validity and enforceability of the remaining of any such provisions or portions thereof and the remaining provisions of this stipulation shall not be effected.

            It is further stipulated that each individual signing this stipulation and any other documents executed in connection with this stipulation, whether signed individually or on behalf of a person or entity, warrants and represents that he or she has full authority to so execute the stipulation on behalf of the parties on whose behalf he or she so signs. Each separately acknowledges and represents at this representation and warranty is an essential and material provision of this stipulation and shall survive execution hereof. The parties hereto each respectively represent that any attorney signing this stipulation and that documents executed with this stipulation on their behalf respectively, have been duly authorized and empowered to do so.

            It is further stipulated that copies of the stipulation may be used in lieu of the original for all purposes.

Date: October 28, 2002                                                                     ___/s/_Lori Scheeval________________
                                                                                                            Lyon Financial Services, Inc. dba U.S.
                                                                                                            Bancorp Portfolio Services, by Lori
                                                                                                            Scheeval, its Collection Manager

Date: October 28, 2002                                                                     ___/s/_Albert Atallah________________
                                                                                                            Thunderbird Greely Inc., by Albert
                                                                                                            Atallah, its Chief Operating Officer

Date: October 28, 2002                                                                     __/s/__Albert Atallah________________
                                                                                                            International Thunderbird Corporation,
                                                                                                            by Albert Atallah, its Chief Operating Officer